EXHIBIT 3.1.2

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                            ABLE TELCOM HOLDING CORP.

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                       Pursuant to Section 607.0602 of the
                        Florida Business Corporation Act

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         Pursuant to Section 607.0602 of the Florida Business Corporation Act
(the "FBCA"), Able Telcom Holding Corp. (the "COMPANY") hereby adopts the following Amendment to its Articles of Incorporation, as amended (the "AMENDMENT"):

         1. The name of the Corporation is Able Telcom Holding Corp.

         2. The Amendment set forth below was duly adopted on January 25, 2000 by the Board of Directors at a meeting duly held after appropriate notice in accordance with Section 607.0822 of the FBCA.

         3. This Amendment to the Company's Articles of Incorporation shall be effected by adding the following Part C to Article III as follows:

                  C. SERIES C CONVERTIBLE PREFERRED STOCK

                  (1) DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series C Convertible Preferred Stock" (herein referred to as "PREFERRED SHARES"), having a par value per share equal to $0.10, and the number of shares constituting such series shall be 5,000.

                  (2) DIVIDENDS. The Preferred Shares will bear dividends ("DIVIDENDS") at a rate of 5.9% of the Stated Value per share of the Preferred Shares per annum, which shall be cumulative and accrue daily from the Issuance Date (as defined below) as an accretion to the Liquidation Value, whether or not declared by the Board of Directors, on the last day of each Fiscal Quarter (as defined below) beginning on the last day of the Fiscal Quarter on April 30, 2000 (each a "DIVIDEND DATE"). Notwithstanding the foregoing, accrued Dividends on any Preferred Share may, at the election of the Company, be paid in cash on the Dividend Date, PROVIDED that the Company provides written notice to that effect to each holder of Preferred Shares at least 20 days prior to such Dividend Date.

                  (3) HOLDER'S CONVERSION OF PREFERRED SHARES. A holder of Preferred Shares shall have the right, at such holder's option, to convert the Preferred Shares into shares of

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the Company's common stock, par value $.001 per share (the "COMMON STOCK"), on the following terms and conditions:

                  (a) CONVERSION RIGHT. At any time or times on or after the Issuance Date (as defined below), any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(h)) of Common Stock, at the Conversion Rate (as defined below); PROVIDED, HOWEVER, that in no event shall any holder be entitled to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliated entities to exceed 4.99% (the "RESTRICTED OWNERSHIP PERCENTAGE") of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The holder may waive the foregoing limitations by written notice to the Company upon not less than 61 days' prior notice (with such waiver taking effect only upon the expiration of such 61 day notice period); PROVIDED that (w) each holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company or in the event of a Change in Control Transaction, (x) each holder shall have the right at any time and from time to time to increase its Restricted Ownership Percentage or otherwise waive in whole or in part the restrictions of this Section 3(a) upon 61 days' prior notice to the Company or immediately in the event of a Change in Control Transaction, (y) each holder can make subsequent adjustments pursuant to
(w) or (x) any number of times from time to time (which adjustment shall be effective immediately if it results in a decrease in the Restricted Ownership Percentage or shall be effective upon 61 days' prior written notice or immediately in the event of a Change in Control Transaction if it results in an increase in the Restricted Ownership Percentage) and (z) each holder may eliminate or reinstate this limitation at any time and from time to time (which elimination will be effective upon 61 days' prior notice and which reinstatement will be effective immediately); PROVIDED, FURTHER that the holder shall not be permitted to waive any provision of this Section 3(a) to the extent that, if the holder were to acquire additional shares of Common Stock pursuant to such waiver, the limitation set forth in the first sentence of this Section 3(a) would be exceeded if the Restricted Ownership Percentage were 9.9%. Without limiting the foregoing, in the event of a Change in Control Transaction, any holder may reinstate immediately (in whole or in part) the requirement that any increase in its Restricted Ownership Percentage be subject to 61 days' prior written notice, notwithstanding such

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Change in Control Transaction, without imposing such requirement on, or otherwise changing such holder's rights with respect to, any other Change in Control Transaction. For this purpose, any material modification of the terms of a Change in Control Transaction will be deemed to create a new Change in Control Transaction. A "CHANGE IN CONTROL TRANSACTION" will be deemed to have occurred upon the earlier of the announcement or consummation of a transaction or series of transactions involving (x) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction, or (y) in excess of 50% of the Corporation's Board of Directors consists of directors not nominated by the prior Board of Directors of the Company, or (z) any person (as defined in Section 13(d) of the Exchange Act, together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power.

                  (b) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares pursuant to Sections 3(a) and 3(g) shall be determined according to the following formula (the "CONVERSION RATE"):

                                         LIQUIDATION VALUE
                                         -----------------
                                         Conversion Price

         For purposes of this Amendment, the following terms shall have the following meanings:

                           (i) "APPROVED MARKET" means the Nasdaq National
Market or the American Stock Exchange or the New York Stock Exchange.

                           (ii) "BEST EFFORTS" means as to any party obligated
to use its Best Efforts to accomplish a particular objective that the obligated party is required to make diligent, good faith, prompt, substantial and persistent efforts as a prudent person desiring to achieve the applicable objective would use in order to ensure that such objective is achieved as expeditiously as possible; PROVIDED, HOWEVER, that an obligation to use Best Efforts shall not be construed to limit the applicability of any remedy for default or delay by such party under the terms of any Transaction Document, including any applicable default payments and mandatory redemptions).

                           (iii) "CONVERSION PRICE" means, as of any Conversion
Date (as defined in Section 3(e)) or other date of determination, a price equal to $9.35; PROVIDED, HOWEVER, that commencing on the same day of the month as the Closing Date six months after the Closing Date, and then on the same day of the month as the Closing Date at the end of each six month period thereafter (each of these dates, a "RESET DATE"), the Conversion Price shall be recalculated to equal the average Closing Bid Prices for the Common Stock for the ten consecutive Trading Days preceding the applicable Reset Date; PROVIDED, FURTHER, that (a) no Conversion Price shall be recalculated if such

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recalculation would result in a new Conversion Price that is greater than the then current Conversion Price and (b) if any such recalculation results in a Conversion Price less than $4.00 (without taking into account any adjustments to the Conversion Price under Section 3(c) hereof), the Conversion Price shall thereafter be $4.00 (without prejudice to any adjustments to the Conversion Price under Section 3(c) hereof). The Conversion Price during the six-month period following the Closing Date is referred to herein as the "INITIAL CONVERSION PRICE."

                           (iv) "CLOSING BID PRICE" means, for any security as
of any date, the last closing bid price for such security on the Nasdaq National Market as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Nasdaq National Market is not the principal trading market for such security, the last closing bid price of such security on the Approved Market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security that are listed by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding Preferred Shares (including for purposes of this determination any Preferred Shares with respect to which the Closing Bid Price is being determined). If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 3(e)(iii). (All such determinations are to be appropriately adjusted for any stock dividend, stock split or other similar transaction during any period for which the Closing Bid Price is being determined).

                           (v) "CLOSING PRICE" means $7.79.

                           (vi) "DAY" means calendar day.

                           (vii) "FISCAL QUARTER" means each of the periods
beginning on and including November 1 and ending on and including January 31, the period beginning on and including February 1 and ending on and including April 30, the period beginning on and including May 1 and ending on and including July 31, and the period beginning on and including August 1 and ending on and including October 31.

                           (viii) "FORCE MAJEURE" means during the continuation
of any time that (i) trading generally shall have been suspended on or by, as the case may be, any Approved Market on which the Common Stock is traded; or
(ii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities.

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                           (ix) "INVESTMENT AGREEMENT" means that certain Series
C Convertible Preferred Stock Purchase Agreement dated February 4, 2000 between the Company and the initial holders of the Preferred Shares.

                           (x) "ISSUANCE DATE" means, with respect to each
Preferred Share, the date of issuance of the applicable Preferred Share.

                           (xi) "LIQUIDATION VALUE" means, on a per share basis,
the sum of (A) the Stated Value, plus (B) unpaid Default Interest (as defined herein) through the date of determination, plus (C) any accrued dividends.

                           (xii) "NOTICE OF REDEMPTION" means any written notice
by a holder of Preferred Shares with respect to such holder's redemption of any such shares pursuant to the provisions of this Amendment.

                           (xiii) "PERMITTED TRANSACTION" means (I) transactions
closed before 365 days after the Closing Date (as defined in the Investment Agreement) between the Company and (x) MCI WorldCom, Inc. and WorldCom Network Services, Inc.; (y) Triarc Companies, Inc.; or (z) Foothill Capital Corporation, and/or Messrs. Peltz, May and Packer, or any affiliate of any of them; (II) strategic investments in the Company or a subsidiary by an industry joint venture partner, industry supplier, or customer thereof; and (III) a public or private secondary offering with net proceeds to the Company of at least $20 million.

                           (xiv) "REGISTRATION STATEMENT" means the registration
statement covering the resale of the shares of Common Stock issuable upon conversion or exercise of the Preferred Shares and Warrants (as defined in the Investment Agreement) and required to be filed by the Company pursuant the Registration Rights Agreement (as defined below.

                           (xv) "REGISTRATION RIGHTS AGREEMENT" means the
Registration Rights Agreement dated February 4, 2000 between the Company and the Investors referred to as parties therein.

                           (xvi) "STATED VALUE" means $3,000.00.

                           (xvii) "TRADING DAY" shall mean any day in which the
Nasdaq Market or other Approved Market on which the Common Stock is then listed or quoted is open for trading; PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted on an Approved Market, then Trading Day shall mean any weekday (except any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close).

                           (xviii) "TRADING PRICE" means, for any security as of
any date, the trading price for such security on the Nasdaq National Market as reported by Bloomberg or, if the Nasdaq National Market is not the principal trading market for such security, the trading price of such security on the Approved Market where such security is listed or

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traded as reported by Bloomberg, or if the foregoing do not apply, the trading price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no trading price is reported for such security by Bloomberg, the trading price of such security that is listed by Bloomberg, or, if no trading price is reported for such security by Bloomberg, the average of the trading prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Trading Price cannot be calculated for such security on such date on any of the foregoing bases, the Trading Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding Preferred Shares (including for purposes of this determination any Preferred Shares with respect to which the Trading Price is being determined). If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 3(e)(iii). (All such determinations are to be appropriately adjusted for any stock dividend, stock split or other similar transaction during any period for which the Trading Price is being determined).

                           (xix) "TRANSACTION DOCUMENT," individually, and
"TRANSACTION DOCUMENTS," collectively, shall have the meaning attributable to such term by the Investment Agreement.

         OTHER DEFINITIONS. Each of the following terms is defined in the Section opposite the Section opposite such term:

                  DEFINED TERM                                  SECTION
    ----------------------------------------            ---------------
    ACT                                                         3(f)(i)
    AMENDMENT                                                  Preamble
    BLOOMBERG                                                  3(b)(iv)
    CALL PRICE                                                 3(f)(ii)
    CAP ALLOCATION AMOUNT                                            12
    COMMON STOCK                                                   3(a)
    COMPANY                                                    Preamble
    COMPANY REDEMPTION                                        3(f)(iii)
    COMPANY REDEMPTION PRICE                                    3(f)(i)
    CONVERSION BENEFIT                                             4(b)
    CONVERSION DATE                                             3(e)(i)
    CONVERSION NOTICE                                           3(e)(i)
    CONVERSION RATE                                                3(b)
    DEFAULT INTEREST                                               4(g)

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    DEFICIENCY                                                 5(a)(ii)
    DIVIDEND DATE                                                     2
    DIVIDENDS                                                         2
    EQUITY SALE                                                 3(c)(i)
    EXCHANGE CAP                                                     12
    EXCHANGEABLE SECURITIES                                  3(c)(i)(B)
    FBCA                                                       Preamble
    FIRST COMPANY REDEMPTION                                    3(f)(i)
    INITIAL CONVERSION PRICE                                  3(b)(iii)
    MAJOR TRANSACTION                                              4(c)
    MAJOR TRANSACTION REDEMPTION PRICE                             4(a)
    MATERIAL ADVERSE EFFECT                                     4(d)(v)
    MATURITY DATE                                                  3(g)
    NOTICE OF MAJOR TRANSACTION                                    4(e)
    NOTICE OF REDEMPTION UPON MAJOR
    TRANSACTION                                                    4(e)
    NOTICE OF REDEMPTION UPON TRIGGERING EVENT                     4(f)
    NOTICE OF TRIGGERING EVENT                                     4(f)
    ORGANIC CHANGE                                             3(c)(iv)
    PARI PASSU SHARES                                                 9
    PERSON                                                     3(c)(iv)
    PREFERRED FUNDS                                                   9
    PREFERRED SHARES                                                  1
    PREFERRED STOCK CERTIFICATE                                 3(e)(i)
    PURCHASE RIGHTS                                                3(d)
    PURCHASERS                                                       12
    REDEMPTION PRICE                                               4(b)
    REDUCED PRICE                                               3(c)(i)
    REGISTRABLE SECURITIES                                     4(d)(ii)
    REGISTRATION DEADLINE                                     3(c)(vii)
    RESET DATE                                                 3(b)(ii)

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    RESTRICTED OWNERSHIP PERCENTAGE                                3(a)
    SECOND COMPANY REDEMPTION                                 3(f)(iii)
    SUSPENSION GRACE PERIOD                                        3(g)
    TRANSFER AGENT                                              3(e)(i)
    TRIGGERING EVENT                                               4(d)
    TRIGGERING EVENT REDEMPTION PRICE                              4(b)
    VARIABLE NOTICE                                           3(c)(iii)
    VARIABLE PRICE                                            3(c)(iii)
    VARIABLE PRICE ELECTION NOTICE                            3(c)(iii)
    VOID OPTIONAL REDEMPTION NOTICE                                4(g)
    WARRANTS                                                 3(b)(xiii)


                  (c) ADJUSTMENT TO CONVERSION PRICE - DILUTION AND OTHER EVENTS. In order to prevent dilution of the rights granted under this Amendment, the Conversion Price will be subject to adjustment from time to time as provided in this Section 3(c).

                           (i) ADJUSTMENT OF CONVERSION PRICE FOR CERTAIN
ISSUANCES OF SECURITIES. (A) Notwithstanding anything else herein to the contrary, if at any time during the period ending 12 months after the Closing Date the Company issues or sells Common Stock or securities convertible into, exercisable for, or exchangeable for, Common Stock (other than shares or options issued (x) pursuant to the Corporation's employee, director or consultant stock option plans or employee stock purchase plan currently in force; or (y) as consideration for the acquisition or development of other entities within the same industry as the Corporation, or otherwise issued in connection with strategic acquisitions or alliances with strategic business partners, as approved by the Board of Directors of the Corporation) (an "EQUITY SALE"), then, if the effective or maximum sales price of the Common Stock or the Common Stock into which such securities are convertible with respect to such transaction (including the effective or maximum conversion, exercise or exchange price) is less than the Conversion Price, as applicable at such time (the "REDUCED PRICE"), the Conversion Price thereafter shall be reduced (and in no event thereby increased) to equal such Reduced Price. If at any time when any Preferred Shares are outstanding, whether during or after the 12-month period referred to in the preceding sentence, the Corporation effects an Equity Sale at a Reduced Price that is below the Closing Bid Price on the day any such Common Stock or convertible securities that are part of such Equity Sale are issued or sold, the Conversion Price thereafter shall be (unless any prior adjustment provided pursuant to the preceding sentence is made) reduced (and in no event thereby increased) by multiplying such Conversion Price by a fraction, (I) the numerator of which shall be an amount equal to

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the sum of (1) the number of shares of Common Stock outstanding immediately prior to the Equity Sale multiplied by the then prevailing Closing Bid Price, and (2) the aggregate consideration received for the Equity Sale, and (II) the denominator of which shall be the number of shares of Common Stock outstanding immediately after the Equity Sale multiplied by the Closing Bid Price. Any adjustment to the Conversion Price pursuant to this paragraph shall be calculated after first taking into account all other applicable adjustments under this Section 3(c).

                                (B) For the purposes of the foregoing
adjustment, in the case of the issuance of any convertible or exchangeable securities, warrants, options or other rights to subscribe or exchange for or to purchase shares of Common Stock ("EXCHANGEABLE SECURITIES"), the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Exchangeable Securities shall be deemed to be outstanding, PROVIDED that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Exchangeable Securities.

                           (ii) ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION
OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock, dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                           (iii) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF
CONVERTIBLE SECURITIES. If the Company in any manner issues or sells convertible securities that are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock (the formulation for such variable price being herein referred to as, the "VARIABLE PRICE"), the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("VARIABLE NOTICE") on the date of issuance of such convertible securities. If the holders of Preferred Shares representing at least two-thirds of the Preferred Shares then outstanding provide written notice via facsimile and overnight courier (the "VARIABLE PRICE ELECTION NOTICE") to the Company within five business Trading Days of receiving a Variable Notice that such holders desire to replace the Conversion Price then in effect with the Variable Price described in such Variable Notice, then from and after the date of the Company's receipt of the Variable Price Election Notice the Conversion Price as to all outstanding Preferred Shares will automatically be replaced with the Variable Price (together with such modifications to this Amendment as may be required to give full effect to the substitution of the Variable Price for the Conversion Price). A holder's delivery of a Variable Price Election Notice shall serve as the consent required to amend this Amendment pursuant to Section 13 below. In the event that a holder delivers a Conversion Notice at any time after the Company's issuance of convertible securities with a Variable Price but before such holder's receipt of the Company's Variable Notice, then such holder shall have the option by written notice to the Company either to rescind such Conversion Notice or to

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have the Conversion Price be equal to such Variable Price for the conversion effected by such Conversion Notice.

                           (iv) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION,
MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) to ensure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such holder's Preferred Shares, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares had such Organic Change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In any case, the Company will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) with respect to such holders' rights and interests to ensure that the provisions of this Section 3(c) and Section 3(d) will thereafter be applicable to the Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to reflect the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale to reflect the price of the common stock of the surviving entity and the market in which such common stock is traded). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding), the obligation to deliver to each holder of Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (v) CERTAIN EVENTS. If any event occurs of the type
contemplated by the provisions of this Section 3(c) but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; PROVIDED, HOWEVER, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this
Section 3(c).

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                           (vi) NOTICES

                                (A) Immediately upon any adjustment of the
Conversion Price, the Company will give written notice thereof to each holder of the Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                (B) The Company will give written notice to each
holder of the Preferred Shares at least 20 days prior to the date on which the Company closes its books or takes a record (I) with respect to any pro rata subscription offer to holders of Common Stock, or (II) for determining rights to vote with respect to any Organic Change, dissolution or liquidation and in no event shall such notice be provided to such holder prior to such information being made known to the public.

                                (C) The Company will also give written notice to
each holder of the Preferred Shares at least 20 days prior to the date on which any Organic Change, dissolution or liquidation will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

                           (vii) Subject to the redemption rights of holders
under Section 4(b) and (d)(i) hereof, in the event the Registration Statement has not been declared effective by the Securities and Exchange Commission on or before the Registration Deadline (as defined in the Registration Rights Agreement), then the Conversion Price shall be reduced by 10% on the day following the Registration Deadline and shall be further reduced by an additional 1% on the last day of each successive 30-day period after the Registration Deadline until the Registration Statement has been declared effective. For example, if the Registration Statement does not become effective until 70 days from the Registration Deadline, the Conversion Price during days 1 through 30 shall be equal to 90% of the Conversion Price in effect on the Registration Deadline (the "first Conversion Price"). The Conversion Price from day 31 through day 60 shall be equal to 89% of the first Conversion Price; and from day 61 and thereafter the Conversion Price shall be equal to 88% of the first Conversion Price. In each case, the Conversion Price as so under this
Section 3(c)(vii) shall at all times be in addition to all other adjustments and resets as set forth in Sections 3(c) (i) through (v) hereof.

                  (d) PURCHASE RIGHTS. In addition to any adjustments of the Conversion Price pursuant to Section 3(c), if at any time after the Issuance Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of the Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (e) MECHANICS OF CONVERSION. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 5:

                           (i) HOLDERS' DELIVERY REQUIREMENTS. To convert
Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. Eastern Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as
EXHIBIT I (the "CONVERSION NOTICE") to the Company and its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier, for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificate(s) representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATE(S)") and the originally executed Conversion Notice.

                           (ii) COMPANY'S RESPONSE. Upon receipt by the Company
of a facsimile copy of a Conversion Notice, the Company shall as soon as practicable, but in any event not later than the next Trading Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificate(s) to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the next Trading Day following the date of such receipt,
(I) issue and surrender to a common carrier for overnight delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (II) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Company. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Company or Transfer Agent, as the case may be, shall, as soon as practicable and in no event later than two Trading Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                           (iii) DISPUTE RESOLUTION. In the case of a dispute as
to the determination of the Conversion Price or the Trading Price or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one Trading Day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Conversion Price or the Trading Price or the arithmetic calculation of the Conversion Rate within one Trading Day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one Trading Day submit via facsimile (A) the disputed determination of the Conversion Price to an independent, reputable investment bank, or

(B) the disputed arithmetic calculation of the conversion Rate to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than two Trading Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                           (iv) RECORD HOLDER. The person or persons entitled to
receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                           (v) COMPANY'S FAILURE TO TIMELY CONVERT. If within
five Trading Days after the Company's or the Transfer Agent's receipt of the Preferred Stock Certificates to be converted and the Conversion Notice the Company shall fail (I) to issue a certificate for the number of shares of Common Stock to which a holder is entitled or to credit the holder's balance account with The Depository Trust Company for such number of shares of Common Stock to which the holder is entitled upon such holder's conversion of the Preferred Shares, or (II) to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled, pursuant to Section 3(e)(ii), in addition to all other available remedies which such holder may pursue hereunder and under the Investment Agreement (including indemnification pursuant thereto), the Company shall pay additional damages to such holder on each day after such fifth Trading Day that such conversion or delivery of such Preferred Stock Certificates, as the case may be, is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 3(e)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 3(e)(ii), the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 3(e)(ii); and (B) the Closing Bid Price of the Common Stock on the last possible date which the Company could have issued such Common Stock and the Preferred Stock Certificate, as the case may be, to such holder without violating Section 3(e)(ii).

                           (vi) PREMIUM PRICE REDEMPTION FOR CASH PAYMENT
DEFAULTS. In the event that the Company fails or refuses to pay any default payment or honor any penalty or similar amounts when due, at any holder's option and request by delivery of a Notice of Redemption, the Company shall purchase all or a portion of the Preferred Shares, Common Shares and/or Warrant Shares held by such holder (with any default payment penalty or similar amounts accruing through the date of such purchase), within five Trading Days of such request, at a purchase price equal to the greater of (1) 1.2 times the dollar amount that is the product of (x) the number of shares so to be redeemed pursuant to this clause, and (y) the Conversion Price as of the date of delivery of the Notice of Redemption, or (2) the Conversion Benefit; PROVIDED that such holder may revoke such request at any time prior to receipt of such payment of such purchase price. Payment of the purchase price under this paragraph shall be made by the Company in accordance with the procedures governing the payment of the Triggering Event Redemption Price under Section 4(g) of this Amendment. Until such time as the Company purchases such Preferred Shares at the request of such holder pursuant to the two preceding sentences, at any holder's request and option the Company shall as to such holder pay any accruing default payments penalty or similar amounts by adding and including such amounts to the Liquidation Value instead of in cash.

                           (vii) CONVERSION APPROVAL; BEST EFFORTS. If required,
the Company will use its Best Efforts to obtain promptly (and, in any event, on or before the next annual stockholders meeting of the Company) shareholder approval pursuant to Rule 4460(i) of the Nasdaq Stock Market Marketplace Rules authorizing the issuance of all Common Shares and Warrant Shares issuable upon the conversion of any Preferred Shares or the exercise of any Warrants (including by calling a special meeting of such shareholders within ten days, and holding such meeting within 45 days (PROVIDED that if the Trading Price decreased by more than 20% over the preceding 30 days, then 45 shall be increased to 60) of the date of any such attempted conversion) and having the Company's Board of Directors recommend such approval in a proxy statement. If a conversion by an Investor of any Preferred Shares in whole or in part for Common Shares could result in the Company being delisted from the Nasdaq National Market for issuing in excess of 20% of its outstanding Common Stock to the holders without the approval of the Company's shareholders, and the Company fails to seek or obtain Shareholder approval in accordance with the preceding sentence, then the Company, upon the holder's request, must redeem any and all Preferred Shares covered by the applicable Conversion Notice and any and all Preferred Shares that would, if a Conversion Notice for all Preferred Shares were then delivered, result in the Company being subject to such delisting, at a price equal to 120% of the Liquidation Value.

                  (f) COMPANY REDEMPTION RIGHTS. The Company shall have the right to redeem the Preferred Shares on the terms and conditions contained in this Section 3(f).

                           (i) FIRST COMPANY REDEMPTION RIGHTS. Subject to the
restrictions and conditions contained in paragraphs (a) and (b) of this Section 3 and the exercise by any holder of its right to redeem Preferred Shares under
Section 4, commencing on the earlier of either 60 days after the Registration Statement first becomes effective or December 31, 2000, the Company may, at its option, from time to time, require all holders to redeem their Preferred Shares, in whole or in part as specified by the Company (such redemption, a "FIRST COMPANY REDEMPTION"), at the Company Redemption Price (as defined below) pursuant to a Company Redemption Notice following the procedures set forth in
Section 3(f)(iv); PROVIDED, HOWEVER, that no First Company Redemption shall be permitted unless: (A) the Closing Bid Price of the Common Stock is less than 70% of the Closing Price for the ten consecutive Trading Days preceding the date of such Company Redemption Notice, and (B) the Registration Statement has been effective under the Securities Act of 1933, as amended (the "ACT"), for at least 60 consecutive days preceding the date of such Company Redemption Notice. A First Company Redemption under this Section 3(f)(i) shall be effective upon the close of business on the 15th Trading Day after the date that the Company Redemption Notice is received by each holder. The "COMPANY REDEMPTION PRICE" shall be the sum of (A) the Liquidation Value at the effective date of the First Company Redemption, plus (B) 10% of such Liquidation Value for each whole or partial six-month period between the Closing Date and the effective date of the First Company Redemption.

                           (ii) Commencing on the earlier of either 60 days
after the Registration Statement first becomes effective or December 31, 2000, if the Closing Bid Price of the Common Stock is less than 70% of the Closing Bid Price for any ten consecutive Trading Days ending subsequent to such 60th day (each such Closing Bid Price, a "CALL PRICE"), and the Company is unable for any reason to or elects not to exercise a First Company Redemption within five Trading Days after the end of such ten consecutive Trading Day period then, the Conversion Price shall immediately reset to equal the lower of (A) the average Closing Bid Price for the ten consecutive Trading Days prior to the end of such five Trading Day period, or (B) the lowest Call Price; and the Company shall thereafter cease for the remainder of the time that any Preferred Share is outstanding to be entitled to exercise a First Company Redemption. In no event shall any reset of the Conversion Price under this Section 3(f)(ii) reduce the Conversion Price to less than $4.00 (without taking into account any adjustments to the Conversion Price under Section 3(c) hereof).

                           (iii) SECOND COMPANY REDEMPTION RIGHTS. Subject to
the restrictions and conditions contained in paragraph (a) of this Section 3 and the exercise by any holder of its right to redeem Preferred Shares under Section 4, commencing after the Closing Date, the Company may, at its option, from time to time, require all holders to redeem their Preferred Shares, in whole or in part as specified by the Company (such redemption, a "SECOND COMPANY REDEMPTION" and, collectively with a First Company Redemption, a "COMPANY REDEMPTION") at the Company Redemption Price pursuant to a Company Redemption Notice following the procedures set forth in Section 3(f)(iv); PROVIDED, HOWEVER, that no Second Company Redemption shall be permitted during (A) the period ending 365 days after the Closing Date or (B) any time from and after 366 days after the Closing Date unless: (I) the Registration Statement has been effective under the Act for at least 60 consecutive days preceding the date of such Company Redemption Notice and (II) in the case of a Second Company Redemption during the period specified in the preceding clause (A), the Closing Bid Price of the Common Stock is equal to or greater than 170% of the Initial Conversion Price for the 20 consecutive Trading Days preceding the date of such Company Redemption Notice, and in the case of a Second Company Redemption during the period specified in the preceding clause (B), the Closing Bid Price of the Common Stock is equal to or greater than 150% of the Initial Conversion Price for the 20 consecutive Trading Days preceding the date of such Company Redemption Notice. A Second Company Redemption shall be effective upon the close of business on the 15th Trading Day after the date that the Company Redemption Notice is received by each holder.

                           (iv) If the Company elects to make a Company
Redemption, the Company shall, within five Trading Days after the date the Company first became eligible to elect any such Company Redemption, give a Company Redemption Notice to the holders that it will require the holders to redeem the Preferred Shares pursuant to this Section 3(f), subject to the applicable terms and conditions of clauses (i) through (iii) of this Section 3(f) being satisfied. Any Company Redemption Notice must be given by facsimile or by overnight courier to the holders. The Company Redemption Notice shall be addressed to each such holder at the facsimile number or address of such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice. The Company Redemption Notice shall state the number of Preferred Shares of each holder required to be redeemed and, within not more than five Trading Days after the effective date of the Company Redemption, such holder shall surrender to the Company at the place designated in the Company Redemption Notice, or to an agent designated by the holder, such holder's Preferred Stock Certificate(s) representing the shares so redeemed against payment in cash of the applicable Company Redemption Price. If the Registration Statement does not remain continuously effective during the period commencing upon the delivery of the Company Redemption Notice and ending on the date the Company Redemption is effective, the Company Redemption Notice with respect to each holder shall be voidable at the option of such holder. If less than all of the outstanding Preferred Shares are to be redeemed under this
Section 3(f), then the Company shall redeem a pro rata portion from each holder according to the respective number of Preferred Shares held by such holder on the date the Company Redemption is effective.

                  (g) MANDATORY CONVERSION AT MATURITY. If any Preferred Shares remain outstanding on the Maturity Date (as defined below), then all such Preferred Shares shall be converted as of such date in accordance with this
Section 3 as if the holders of such Preferred Shares had given the Conversion Notice at the Maturity Date; PROVIDED, HOWEVER, that if a Triggering Event has occurred and is continuing on the Maturity Date, then the Company shall, within five Trading Days following the Maturity Date (unless otherwise notified in writing by the holder of its request to have the Preferred Shares converted into Common Stock), pay to each holder of Preferred Shares then outstanding, in immediately available funds, an amount equal to the Triggering Event Redemption Price (as defined below) as of the Maturity Date. All holders of Preferred shares shall thereupon surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent, provided that the Company has complied with its obligations under this Section 3. "MATURITY DATE" means the date which is five years after the Issuance Date, subject to extension pursuant to Section 2(b)(vii) of the Registration Rights Agreement, which extension shall include 1.5 days for each day in any Suspension Grace Period (as defined in the Registration Rights Agreement).

                  (h) FRACTIONAL SHARES. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share therefore shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                           (i) TAXES. The Company shall pay any and all taxes
which may be imposed upon it with respect to the issuance and delivery of shares of Common Stock upon the conversion of the Preferred Shares.

         (4) REDEMPTION AT OPTION OF HOLDERS.

                  (a) REDEMPTION OPTION UPON MAJOR TRANSACTION. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Major Transaction (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to 120% of the Liquidation Value (the "MAJOR TRANSACTION REDEMPTION PRICE").

                  (b) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Triggering Event (as defined below), (i) the Company shall pay in cash to each holder Default Interest in an amount equal to 3% of the Liquidation Value for the Preferred Shares held by such holder for each 30-day period (prorated for any partial period) from and after the expiration of the Suspension Grace Period; and (ii) at any time after the 5th Trading Day following the expiration of the Suspension Grace Period, each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share (the "TRIGGERING EVENT REDEMPTION PRICE" and, collectively with the Major Transaction Redemption Price, the "REDEMPTION PRICE") equal to the greater of (i) 120% of the Liquidation Value; and (ii) the product (such product, the "CONVERSION BENEFIT") of (A) the Conversion Rate on the date of such holder's delivery of a Notice of Redemption Upon Triggering Event (as defined in Section 4(f)), and (B) the greater of (I) the Closing Bid Price on the Trading Day immediately preceding such Triggering Event or (II) the Closing Bid Price on the date of the holder's delivery to the Company of a Notice of Redemption Upon Triggering Event or, if such date of delivery is not a Trading Day, the next Trading Day.

                  (c) "MAJOR TRANSACTION". A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                           (i) the consolidation, merger or other business
combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

                           (ii) the sale or transfer of all or substantially all
of the Company's assets; or

                           (iii) a purchase, tender or exchange offer made to
and accepted by the holders of more than 30% of the outstanding shares of Common Stock.

                  (d) "TRIGGERING EVENT". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                           (i) the failure of the Registration Statement to be
declared effective by the SEC on or prior to the Registration Deadline;

                           (ii) at any time following the Closing Date while the
Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement is suspended for any reason (including, without limitation by reason of any suspension or stop order with respect to the Registration Statement or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing), except for a period not exceeding the Suspension Grace Period, and is unavailable to the holder of the Preferred Shares for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement;

                           (iii) delisting of the Common Stock from the Nasdaq
National Market (or any other Approved Market where they are currently listed) at any time following the Closing Date for longer than the Suspension Grace Period; provided that the delisting of the Common Stock from one Approved Market concurrently with the listing of the Common Stock on another Approved Market shall not be deemed a Triggering Event;

                           (iv) the Company's notice to any holder of Preferred
Shares, including by way of public announcement, at any time of its intention not to comply with proper requests for conversion of any Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 5(a) below, or the Company's failure to deliver Common Stock within ten Trading Days of the Conversion Date; or

                           (v) any representation or warranty by the Company was
not true and correct at the time made (including the Issuance Date) or the Company breaches any covenant or other term or condition of the Investment Agreement, the Registration Rights Agreement, this Amendment, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except (1) to the extent that such breach would not have a Material Adverse Effect (as defined in the Investment Agreement), and (2) in the case of a breach of a covenant which is curable, such breach continues for a period of less than ten Trading Days.

                  (e) MECHANICS OF REDEMPTION AT OPTION OF HOLDER UPON MAJOR TRANSACTION. No sooner than 15 Trading Days nor later than ten Trading Days prior to the consummation of a Major Transaction, but not prior to the public announcement of such

Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF MAJOR TRANSACTION") to each holder of Preferred Shares. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten Trading Days prior to a Major Transaction, at any time on or after the date which is ten Trading Days prior to a Major Transaction), any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares, which redemption shall be effective concurrent with the consummation of the Major Transaction, then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION UPON MAJOR TRANSACTION") to the Company, which Notice of Redemption Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 4(a).

                  (f) MECHANICS OF REDEMPTION AT OPTION OF HOLDER UPON TRIGGERING EVENT. Within one Trading Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION UPON TRIGGERING EVENT") to the Company, which Notice of Redemption Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 4(b).

                  (g) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event or a Notice(s) of Redemption at Option of Holder Upon Major Transaction from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) or Redemption at Option of Holder Upon Triggering Event or Notice(s) of Redemption at Option of Holder Upon Major Transaction and each holder which has sent such a notice shall promptly submit to the Company or its Transfer Agent such holder's Preferred Stock Certificate(s) which such holder has elected to have redeemed. The Company shall deliver the applicable Triggering Event Redemption Price, in the case of a redemption pursuant to Section 4(f), to such holder within five Trading Days after the Company's receipt of a Notice of Redemption Upon Triggering Event and, in the case of a redemption pursuant to Section 4(e), the Company shall deliver the applicable Major Transaction Redemption Price immediately prior to the consummation of the Major Transaction; PROVIDED that a holder's Preferred Stock Certificates shall have been so delivered to the Company; and PROVIDED, FURTHER, that if the Company is unable to redeem all of the Preferred Shares to be redeemed, the Company shall redeem an amount from each holder of Preferred Shares being redeemed equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. If the Company shall fail to redeem all of the Preferred Shares submitted for redemption, in addition to any remedy such holder of Preferred Shares may have under this Amendment, the Investment Agreement and the Registration Rights Agreement, the applicable Redemption Price payable in respect of such unredeemed Preferred Shares shall bear default interest ("DEFAULT INTEREST") at the rate of 2% per month (pro rated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a holder of Preferred Shares submitted for redemption, such holder shall have the option, in lieu of redemption, to require the Company to promptly return to such holder(s) all of the Preferred Shares that were submitted for redemption by such holder(s) under this Section 4 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Holder Upon Triggering Event or the Notice(s) of Redemption at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares submitted for the redemption and for which the applicable Redemption Price has not been paid, (ii) the Company shall immediately return any Preferred Shares submitted to the Company by each holder for redemption under this Section 4(g) and for which the applicable Redemption Price has not been paid, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice(s) is delivered to the Company and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Holder Upon Major Transaction or the Notice(s) of Redemption at Option of Holder Upon Triggering Event, as the case may be, is delivered to the Company; PROVIDED that no adjustment shall be made if such adjustment would result in an increase in the Conversion Price then in effect. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 3(e)(iii) above. A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this Section 4 shall have priority to payments to other stockholders in connection with a Major Transaction.

         (5) CONVERSION DEFICIENCY; PREMIUM PRICE REDEMPTION FOR CONVERSION DEFICIENCY. In the event that the Company does not have a sufficient number of shares of Common Stock registered for resale under the Registration Statement (or which are exempt from the registration requirements under Act pursuant to Rule 144(k) under the Act) or is otherwise unable or unwilling to issue such Common Shares (including without limitation by reason of the limit described in Section 10 of the Registration Rights Agreement) in accordance with the terms of this Amendment for any reason after receipt of a Conversion Notice, then:

                  (a) (i) The Company shall pay in cash to each holder an amount equal to 3% of the Liquidation Value for the Preferred Shares held by such holder for each

         30-day period (or portion thereof) that the Company fails or refuses to issue Common Shares in accordance with the terms of this Amendment; and

                           (ii) At any time five days after the commencement of
the running of the first 30-day period described above in clause (i) of this paragraph (a), at the request of any holder pursuant to a Notice of Redemption, the Company promptly (1) shall purchase from such holder, at a purchase price equal to the Triggering Event Redemption Price as of that Conversion Date, the number of Preferred Shares equal to such holder's pro rata share of the "Deficiency", as such term is defined below, if the failure to issue Common Shares results from the lack of a sufficient number thereof and (2) shall purchase all (or such portion as such holder may elect) of such holder's Preferred Shares at such Triggering Event Redemption Price if the failure to issue Common Shares results from any other cause. The "DEFICIENCY" shall be equal to the number of Preferred Shares that would not be able to be converted for Common Shares, due to an insufficient number of Common Shares available, if all the outstanding Preferred Shares were submitted for conversion at the Conversion Price set forth herein as of the date such Deficiency is determined. Any request by a holder pursuant to this Section 5(a)(ii) shall be revocable by that holder at any time prior to its receipt of the Triggering Event Redemption Price.

                  (b) PRO-RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice or Notice of Redemption (including a Notice of Redemption Upon Major Transaction or Notice of Redemption Upon Triggering Event) from more than one holder of Preferred Shares on the same day and the Company can convert and/or redeem some, but not all, of the Preferred Shares pursuant to this Section 5, the Company shall convert and/or redeem from each holder of Preferred Shares electing to have Preferred Shares converted and/or redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being converted and redeemed at such time.

         (6) REISSUANCE OF CERTIFICATES. In the event of a conversion or redemption pursuant to this Amendment of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been so converted or redeemed.

         (7) RESERVATION OF SHARES. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (without regard to any limitations on conversions); PROVIDED that the number of shares of Common Stock so reserved shall at no time be less than the number of shares of Common Stock for which the Preferred Shares are at any time convertible, assuming a Conversion Price of $4.00. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Shares reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holder.

         (8) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by law, including, but not limited to, the FBCA, and as expressly provided in this Amendment.

         (9) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Liquidation Value; PROVIDED that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Articles of Amendment, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; PROVIDED that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

         (10) PREFERRED RANK; PARTICIPATION. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than a majority of the then-outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or PARI PASSU rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company; PROVIDED, HOWEVER, that the Company may issue additional or other capital stock that is of senior rank or PARI PASSU rank with the Preferred Shares in connection with (a) a Permitted Transaction; or (b) the capitalization of Able, ICP, Inc. Without the prior express written consent of the holders of not less than a majority of the then-outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Florida containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

         (11) RESTRICTION ON REDEMPTION AND CASH DIVIDENDS WITH RESPECT TO OTHER CAPITAL STOCK. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds of the then outstanding Preferred Shares.

         (12) LIMITATION ON NUMBER OF CONVERSION SHARES. Notwithstanding any other provision herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon Conversion of the Preferred Shares (the "EXCHANGE CAP") without breaching the Company's obligations under applicable rules or regulations relating to the Nasdaq National Market, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by applicable rules and regulations relating to the Nasdaq National Market for issuances of Common Stock in excess of such amount or
(b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding. If and to the extent that any such stockholder approval is required, the Company shall as soon as practicable use its Best Efforts to obtain such approval in accordance with
Section 3(e)(vii) of this Amendment. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Investment Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant of the Investment Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Investment Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's

Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

         (13) VOTE TO CHANGE THE TERMS OF OR ISSUE PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds of the then outstanding Preferred Shares, shall be required for (a) any change to this Amendment or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares, or (b) any issuance of Preferred Shares other than pursuant to the Investment Agreement.

         (14) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; PROVIDED, HOWEVER, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

         (15) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Amendment shall be cumulative and in addition to all other remedies available under this Amendment, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Amendment. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, with the necessity of showing economic loss and without any bond or other security being required.

         (16) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Amendment shall limit or modify any more general provision contained herein. This Amendment shall be deemed to be jointly drafted by the Company and the initial holders of the Preferred Shares and shall not be construed against any person as the drafter hereof.

         (17) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         (18) NOTICES. Any notice required to be delivered pursuant to the terms of this Amendment shall be delivered, unless otherwise provided in this Amendment, in accordance with the terms, and subject to the notice provisions of, the Investment Agreement.

         (19) FORCE MAJEURE. The Company shall not be liable for any default or delay in the performance of its obligations under this Amendment if and only to the extent such delay or default is caused by Force Majeure; PROVIDED, HOWEVER, that no event of Force Majeure shall excuse any such default or delay for longer than an aggregate of 30 days in any calendar year.

         IN WITNESS WHEREOF, the Company has caused the foregoing Articles of Amendment to the Articles of Incorporation to be signed on February 4, 2000.

                                           ABLE TELCOM HOLDING CORP.



                                           By:
                                              ------------------------------
                                           Name:
                                           Title:

                                    EXHIBIT I

                            ABLE TELCOM HOLDING CORP.
                                CONVERSION NOTICE

         Reference is made to the Articles of Amendment for the Series C Convertible Preferred Stock (the "Articles of Amendment"). In accordance with and pursuant to the Articles of Amendment, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, par value $0.10 per share (the "Preferred Shares"), of Able Telcom Holding Corp., a Florida corporation (the "Company"), indicated below into shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

         Date of Conversion:____________________________________________________

         Number of Preferred Shares to be converted:____________________________

         Stock certificate no(s). of Preferred Shares to be converted:__________

Please confirm the following information:

         Conversion Price:______________________________________________________

         Number of shares of Common
         Stock to be issued:____________________________________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

         Issue to:                    __________________________________________

                                      __________________________________________

         Facsimile Number:

         Authorization:               __________________________________________

                                      By:_______________________________________

                                      Title:____________________________________


         Dated:                       __________________________________________

         Account Number
           (if electronic book
            entry transfer)           __________________________________________

         Transaction Code Number
           (if electronic book
            entry transfer):____________________________________________________

THIS NOTICE MUST BE DELIVERED TO COMPANY AND TRANSFER AGENT

                                       28